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                                  EXHIBIT 16



December 16, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Ladies and Gentlemen:

                               NetVantage, Inc.

We have read Item 4 of NetVantage, Inc.'s Form 8-K dated December 15, 1997 and are in agreement with the statements contained in paragraph 4 therein with regard to Price Waterhouse LLP.

Yours very truly,

/s/ PRICE WATERHOUSE LLP

Price Waterhouse LLP